UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 11, 2006

PATIENT INFOSYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

0-22319	16-1476509
(Commission File No.)	(IRS Employer Identification No.)

46 Prince Street

Rochester, New York 14607

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (585) 242-7200

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01	Other Events.

Patient Infosystems (the “Registrant”) is voluntarily filing this Current Report on Form 8-K to provide financial information with respect to its subsidiary CCS Consolidated, Inc. as of December 31, 2005 and for the nine-month period then ended. This Form 8-K also contains a Management’s Discussion and Analysis of the financial condition and results of operations of CCS Consolidated as of and for the nine months ended December 31, 2005.

Pursuant to an Agreement and Plan of Merger dated September 19, 2005, as amended on November 22, 2005 and December 23, 2005 (as so amended, the “Merger Agreement”) by and among the Registrant) PATY Acquisition Corp., a wholly-owned subsidiary of the Registrant (“Merger Sub”) and CCS Consolidated, Inc. (“CCS Consolidated”), Merger Sub merged with and into CCS Consolidated (the “Merger”), and CCS Consolidated became a wholly-owned subsidiary of the Registrant. The Merger closed and became effective on January 25, 2006.

As the Merger was effective subsequent to December 31, 2005, the accompanying management’s discussion and analysis of CCS Consolidated’s results of operations in this Current Report on Form 8-K does not take into account the Merger. Prior to the filing of this Current Report on Form 8-K, the Registrant has filed its Annual Report on Form 10-KSB for the year ended December 31, 2005 (the “PATY Form 10-KSB”). We encourage you to read this report, and the information incorporated by reference herein, in conjunction with the PATY Form 10-KSB.

The Merger is treated as a “reverse merger” for accounting purposes, and as such, the financial statements of the accounting acquirer, CCS Consolidated, are the financial statements of the Registrant as the legal acquirer. Additionally, the Registrant has adopted March 31 as its fiscal year end, which was CCS Consolidated’s fiscal year end. As a result, the Registrant will file an additional Form 10-KSB for the fiscal year ended March 31, 2006, which will include the historical financial statements of CCS Consolidated and will incorporate the results of operations of Patient Infosystems since the effective date of the Merger of January 25, 2006.

The unaudited interim consolidated financial statements of CCS Consolidated as of and for the nine months ended December 31, 2005 are included as Exhibit 99.1 and are hereby incorporated by reference herein.

Special Note Regarding Forward-Looking Statements

Statements contained in this Current Report on Form 8-K that are not historical facts, including information about management’s view of the Registrant's future expectations, plans and prospects, the benefits provided by the combination of services offered by the Registrant as a result of the Merger, the prospects for success of the Merger and the combination of the two companies, such as expected synergies and expanded revenue opportunities, constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from historical results or those indicated or implied by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with the Registrant’s financial condition, the continued use of the Registrant’s services by its existing customers at current or increased levels, significant concentration of the Registrant’s revenues with a limited number of customers, the Registrant’s ability to increase and diversify its business and revenue base, including the expansion of the Registrant’s Continuous Care Management service, the Registrant’s ability to sell its products, the Registrant’s ability to compete with competitors, the growth of the healthcare market, the failure to achieve projected operating efficiencies and unfavorable variances in interest rates and financing terms, as well as other factors that are discussed in the Registrant’s Annual Report on Form 10-

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KSB for the year ended December 31, 2005, as well as other documents filed by the Registrant with the Securities and Exchange Commission, including but not limited to those factors discussed in the “Risk Factors” sections of such reports. The Registrant has no obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect anticipated or unanticipated events or circumstances occurring after the date of such statements.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

We encourage you to read the information presented in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of CCS Consolidated in conjunction with the unaudited interim consolidated financial statements included as Exhibit 99.1 hereto, and the PATY Form 10-KSB. Unless the context otherwise requires, the words “we,” “us,” “the Company,” “CCS Consolidated,” “CareGuide” and similar words in this Management’s Discussion and Analysis of Financial Condition and Results of Operations refer to CCS Consolidated and its consolidated subsidiaries and do not give effect to the Merger.

Overview

Management’s discussion and analysis provides a review of our operating results for the nine months ended December 31, 2005 and 2004. We have three types of revenue. First, we accept risk on the providing of post-acute services and receive a Per Member Per Month (“PMPM”) capitation revenue. Alternatively, we provide services to health plans without accepting risk, and for these types of contracts, we may receive either an administration service fee or we may provide these services on a fee-for-service basis. For risk contracts, the cost of services includes the cost of providing clinical care and the incurred claims.

Our business strategy is to contract with health plans, government agencies, and employer groups to help them reduce health care costs while improving the quality of care. We believe that the steadily rising cost of healthcare for employers, increasing demands on Medicare and Medicaid funding that are outpacing resources, and an emerging interest in care management and disease management services by the federal government and large insurers creates a fertile environment for our business model.

While we have historically derived most of our revenue from risk-based contracts, we are currently diversifying our revenue sources by adding more administrative fee contracts. We will continue to offer risk-based and non-risk-based post acute care management products, but where possible we will link them to a Continuous Care Management service which will allow us to follow the complex patients over the long term after their return to their home environment.

Critical Accounting Policies and Estimates

Our consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States, which require management to make estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses. Management bases its estimates on historical experience and on various other assumptions that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of certain assets and liabilities. Management believes that the accounting estimates employed and the resulting balances are reasonable; however, actual results may differ from these estimates under different assumptions or conditions.

An accounting policy is deemed to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made, if different

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estimates reasonably could have been used, or if changes in the estimate that are reasonably likely to occur could materially impact the financial statements. Management believes the following critical accounting policies reflect the significant estimates and assumptions used in the preparation of the consolidated financial statements of CCS Consolidated.

Revenue Recognition

We recognize capitated revenue for contracts whereby the Company accepts risk. Capitated revenue is recorded by multiplying a contractually negotiated revenue rate per health plan member per month (“PMPM”) by the number of health plan members covered by our services during the month. These PMPM rates are initially determined during contract negotiations with customers based on estimates of the costs of our services, including the cost of claims. Such rates are generally renegotiated at contract renewal. In certain contracts, the PMPM rates differ depending on the health plan’s lines of business, such as Medicare, Commercial or Medicaid. The PMPM rates will also differ in certain cases depending on the type of service provider, such as a skilled nursing facility or a home health provider. Contracts with health plans generally range from one to two years with provisions for subsequent renewal.

We recognize Administrative Services Only (“ASO”) revenue for contracts whereby the Company receives a fee for providing its services without the Company accepting risk for claims. Such contracts include those that pay a set fee each month. Other contracts include a PMPM ASO fee and other contracts include a per day per member case rate based on the number of health plan members who receive services during the month. Such fees are negotiated with the health plan or employer group based on estimated costs and anticipated level of services.

We recognize fee-for-service revenue for certain services provided for our customers and expenses paid on behalf of our customers for which we are generally reimbursed on a cost-plus basis during the period in which the services are provided.

Some of our revenues are based on contractual arrangements which may be subject to retroactive adjustments as final settlements are determined. Such amounts are recorded on an estimated basis in the period the related services are rendered and are adjusted in future periods upon final settlement.

Intangibles and Other Assets

Intangible and other assets consist primarily of a website, trademarks, and goodwill associated with acquisitions. Our intangible assets are amortized over their respective estimated useful lives. Goodwill is not amortized to expense. Goodwill and identifiable intangible assets are reviewed annually for impairment and their recorded value is reduced whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Based on the evaluation performed as of March 31, 2005, management concluded that no impairment of recorded goodwill or intangible asset existed as of that date. The evaluation approach utilized is dependent on a number of factors, including estimates of future revenues and costs, appropriate discount rates and other variables. Management bases its estimates on assumptions believed to be reasonable, but which are inherently uncertain. Therefore, future impairments could result if actual results differ from those estimates.

Direct Service Costs

Direct service costs are comprised of the incurred claims paid to third-party providers for services for which the Company is at risk and the related expenses of the Company associated with the providing of its services. Network provider and facility charges for authorized services that have yet to be billed to

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us are estimated and accrued in our Incurred But Not Reported (“IBNR”) claims payable liability. Such accruals are based on our historical experience, current enrollment statistics, patient census data, adjudication and authorization decisions and other information. The IBNR liability is adjusted as changes in these factors occur and such adjustments are reported in the period of determination. Although it is possible that actual results could vary materially from recorded claims in the near term, management believes that the recorded IBNR liability is adequate.

The above listing is not intended to be a comprehensive list of all of our accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by generally accepted accounting principles, with no need for management’s judgment in their application. There are also areas in which management’s judgment in selecting any available alternative would not produce a materially different result. See the Notes to CCS Consolidated’s unaudited interim consolidated financial statements included in Exhibit 99.1 to this Form 8-K, which contain additional accounting policies and other disclosures required by generally accepted accounting principles.

Results of Operations

The following financial table presents data regarding our results of operations, financial position and cash flows as of and for the nine months ended December 31, 2005 and 2004. Such data was derived from CCS Consolidated’s unaudited interim financial statements. This information should be read in conjunction with the Company’s unaudited interim consolidated financial statements as of December 31, 2005 and for the nine months ended December 31, 2004 and 2005, and the related notes thereto, filed as Exhibit 99.1 to this Form 8-K. All dollar amounts are stated in thousands of dollars:

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	Nine Months Ended December 31,
			Variance Favorable
	2005	2004	(Unfavorable)

Operating Results

Capitated Revenue
Health Net	$ 6,128	$ 29,832	$ (23,704)
Aetna	24,675	9,242	15,433
Total capitated revenue	$ 30,803	$ 39,074	$ (8,271)

Administrative Services Revenue
Health Net	$ 3,629	$ -	$ 3,629
Aetna	27	1,032	(1,005)
Other	1,489	749	740
Total ASO revenue	$ 5,145	$ 1,781	$ 3,364

Fee-For-Service Revenue
Health Net	$ 2,047	$ 5,064	$ (3,017)
Other	1,038	1,148	(110)
Total fee-for-service revenue	$ 3,085	$ 6,212	$ (3,127)

Total Revenue
Health Net	$ 11,804	$ 34,896	$ (23,092)
Aetna	24,702	10,274	14,428
Other	2,527	1,897	630
Total revenue	$ 39,033	$ 47,067	$ (8,034)

Percentage of Revenue by Major Customer
Health Net	30.2%	74.1%	(43.9)%
Aetna	63.3%	21.8%	41.5%
Other	6.5%	4.1%	2.4%
Total revenue	100.0%	100.0%

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	Nine Months Ended December 31,
			Variance Favorable
	2005	2004	(Unfavorable)
Direct Service Costs
Incurred claims	$ 27,695	$ 36,433	$ 8,738
Direct clinical expenses	7,912	6,236	(1,676)
Total direct service costs	$ 35,607	$ 42,669	$ 7,062

Direct Service Costs as a Percentage of Revenue
Incurred claims as a percentage of total revenue	70.9%	77.4%	6.5%
Direct clinical expenses as a percentage of revenue	20.3%	13.2%	(7.1)%
Total direct service costs as a percentage of total revenue	91.2%	90.6%	(0.6)%

Gross profit	$ 3,426	$ 4,398	$ (972)
Gross profit as a percentage of total revenue	8.8%	9.3%	(0.5)%

Selling, General & Administrative Expenses
Selling and administrative expenses	$ 4,562	$ 4,584	$ 22
Severance and related expenses	-	377	377
Legal expenses (Lawsuit with State of Florida)	-	1,090	1,090
Total selling, general and administrative expenses	$ 4,562	$ 6,051	$ 1,489

Total depreciation and amortization expense	$ 1,018	$ 939	$ (79)

Loss from continuing operations before other income (expense)	$ (2,154)	$ (2,592)	$ 438

Other Income (Expense)
Interest income	$ 251	$ 109	$ 142
Interest expense:
Interest on Line of Credit	(397)	(55)	(342)
Interest on Notes Payable	(46)	(32)	(14)
Debt Guarantee Expense	(655)	-	(655)
Interest on Capital Lease Obligations	(18)	(54)	36
Total interest expense	(1,116)	(141)	(975)
Net other income (expense)	$ (865)	$ (32)	$ (833)
Loss from continuing operations before income taxes and discontinued operations	$ (3,019)	$ (2,624)	$ (395)
Income tax benefit (expense)	56	(24)	80
Loss from continuing operations	(2,963)	(2,648)	(315)
Income from discontinued operations	290	511	(221)
Net loss	$ (2,673)	$ (2,137)	$ (536)
EBITDA (loss) from continuing operations (1)	$ (1,136)	$ (1,653)	$ 517

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	December 31,
			Variance Favorable
	2005	2004	(Unfavorable)
Balance Sheet Data at End of Period

Total Assets
Cash and cash equivalents	$ 2,336	$ 3,639	$ (1,303)
Restricted cash available for current liabilities	5,913	9,165	(3,252)
Accounts receivable, net	2,760	4,371	(1,611)
Other current assets	725	1,272	(547)
Total current assets	11,734	18,447	(6,713)
Long term assets	5,481	5,357	124
Total assets	$ 17,215	$ 23,804	$ (6,589)
Liabilities and Stockholders' Equity (Deficit)
Claims payable	$ 9,429	$ 13,722	$ (4,293)
Other current liabilities	5,680	3,999	1,681
Total current liabilities	15,109	17,721	(2,612)
Line of Credit	8,000	5,500	2,500
Other long-term liabilities	453	811	(358)
Total liabilities	23,562	24,032	(470)
Stockholders' equity (deficit)	(6,347)	(228)	(6,119)
Total liabilities and stockholders' equity (deficit)	$ 17,215	$ 23,804	$ (6,589)

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	Nine Months Ended December 31,
			Variance Favorable
	2005	2004	(Unfavorable)
Cash Flow Data
Cash from operating activities:
Cash received by customers	$ 23,891	$ 42,028	$ (18,137)
Direct proved costs and claims settlements paid	(15,268)	(29,624)	14,356
Salary and benefits paid	(8,178)	(7,368)	(810)
Other operating income (expense), net	(4,864)	(4,606)	(258)
Net cash provided by (used in) operating activities	(4,419)	430	(4,849)
Cash from investing activities:
Purchases of property and equipment	(324)	(84)	(240)
Restricted deposits, net	4,783	(2,565)	7,348
Net cash provided by (used in) investing activities	4,459	(2,649)	7,108
Cash from financing activities:
Proceeds from borrowing under Line of Credit facility	1,850	4,000	(2,150)
Other financing activities, net	(986)	(956)	(30)
Net cash provided by financing activities	864	3,044	(2,180)
Net increase in cash and cash equivalents	904	825	79
Cash and cash equivalents, beginning of period	1,432	2,814	(1,382)
Cash and cash equivalents, end of period	$ 2,336	$ 3,639	$ (1,303)

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(1)          Earnings from continuing operations before interest, taxes, depreciation and amortization, or EBITDA from continuing operations, is a non-GAAP financial measure. This measure is not calculated in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. Patient Infosystems believes that the presentation of EBITDA from continuing operations, when shown in conjunction with the corresponding GAAP measure of earnings from continuing operations, provides useful information to management and investors regarding the financial and business trends relating to its results of operations. Additionally, for its internal budgeting purposes and for evaluating the company’s performance, Patient Infosystems’ management uses financial statements that exclude income tax expense, interest expense and depreciation and amortization expense, as applicable, in addition to the corresponding GAAP measures. Presented below is a reconciliation of net loss from continuing operations, which we believe to be the most comparable GAAP measure, to EBITDA from continuing operations:

	Nine Months Ended December 31,
	2005	2004

Net loss from continuing operations, GAAP basis	$ (2,963)	$ (2,648)
Income tax expense / (benefit)	(56)	24
Interest expense, net	865	32
Depreciation and amortization	1,018	939
EBITDA from continuing operations, non-GAAP basis	$ (1,136)	$ (1,653)

Capitated Risk

During the nine-month periods ending December 31, 2005 and December 31, 2004, we accepted capitated risk from two of our customers, Health Net and Aetna.

Health Net

Our contract with Health Net covered certain of its members in the states of Connecticut, New York and New Jersey. The lines of business for these members included Medicare, Medicaid and Commercial members, with the vast majority of the members residing in Connecticut. Our services provided to these members included prior authorization of services to Skilled Nursing Facilities and Home Health agencies.

The medical loss ratio (“MLR”), which is defined as incurred claims divided by the related revenue, of the Health Net capitated risk business was 80.7% for the nine months ended December 31, 2004. We believe that this level of MLR generally produces sufficient margin to cover direct costs to administer the business and make a sufficient contribution to selling, general and administrative expenses in order to produce a profit.

Two events occurred subsequent to December 31, 2004 that resulted in the deterioration of this contract. First, the utilization rates of the Health Net members for our services increased. The average number of bed days for the biggest risk element of the Health Net contract increased 8% for the year ended March 31, 2005 as compared to the year ended March 31, 2004. Additionally, Health Net reduced the capitated PMPM rates it paid to us as of the contract’s renewal on January 1, 2005. Had the Health Net membership remained stable, the rate reduction would have resulted in decreased revenues of $2.25

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million. However, Health Net also had a decrease in membership in certain accounts we served, which caused an even greater reduction in our revenues.

These factors resulted in the Health Net capitated MLR increasing from 80.7% for the nine months ended December 31, 2004 to 93.4% for the nine months ended December 31, 2005.

During 2005, the Connecticut Insurance Department enacted legislation that raised capital requirements for all risk-bearing entities, and that would have required us to commit approximately $13 million of capital to continue to take risk for the Health Net members in that state as of May 1, 2005. As this capital was not readily available, we and Health Net mutually agreed to convert the Connecticut contract from capitated risk to an Administrative Services Only (“ASO”) contract as of May 1, 2005. We continued to perform the same services under the contract as when the contract was on an at risk basis, but we only received an administrative fee excluding the cost of claims, causing a large reduction in our revenue. We remained at risk for Health Net members in the states of New York and New Jersey in the periods indicated in the table above.

The effect of this conversion is evident in the financial table above for capitated revenue and administrative services revenue related to Health Net. In addition, there are certain services provided by us to Health Net members that we pay and are reimbursed by Health Net generally on a cost-plus basis. These amounts are shown in the table above as fee-for-service revenue. While the fee-for-service MLR is generally favorable, the volume of Health Net fee-for-service revenue has decreased considerably as shown in the table above, as fewer of these services were outsourced to us. The Health Net fee-for-service revenues for the nine months ended December 31, 2004 and the nine months ended December 31, 2005 were approximately $5.1 million and $2.0 million, respectively.

Total Health Net revenues for the nine months ended December 31, 2004 and the nine months ended December 31, 2005 were approximately $34.9 million and $11.8 million, respectively. The amount of these revenues available to pay expenses after the subtraction of the incurred claims on the Health Net business for these same periods were $7.1 million and $4.6 million, respectively.

On February 14, 2006, we signed a Transition Agreement with Health Net that was effective as of January 1, 2006. This Transition Agreement results in the de-delegation of services back to Health Net over the four months ending April 30, 2006. Upon completion of the transition period, certain of the staff servicing the Health Net contract will be transferred to new contracts, and the remainder of the staffing positions will be eliminated.

As noted above, the Health Net Connecticut business converted to an ASO basis on May 1, 2005. As of January 1, 2006, the contracts for New York and New Jersey were also converted to ASO basis.

We expect to receive approximately $3.5 million in revenues for administrative services to be provided to Health Net from January 1, 2006 through the remainder of the contract, which is deemed adequate to fund any remaining expenses related to the HealthNet contract. While the revenues we have been receiving under the Health Net contract have been reduced since March 31, 2005, the contract has not been profitable to us during such period. As a result of the termination of the Health Net contract, we anticipate that our gross profit will not be adversely impacted.

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	Nine Months Ended December 31,
	2005	2004

Health Net Revenues	$11.8 million	$34.9 million
Health Net contribution (loss) to overhead and profit	$(0.6) million	$2.6 million

Aetna

We entered into contracts with Aetna in July 2003 to provide post-acute services to certain of its members in the states of New York and New Jersey. We were compensated on an ASO basis when these contracts began. Effective May 1, 2004, one Aetna contract converted from an ASO basis to a capitated risk basis. Another Aetna contract converted from an ASO basis to a capitated risk basis on January 1, 2005. The effects of these conversions resulted in our recording approximately $2.8 million in monthly capitation revenue associated with the Aetna contracts, instead of approximately $200 thousand in monthly ASO revenue as originally provided for under the contracts. Because we are at risk for the claims under the capitation risk arrangement, we record incurred claims for the estimated incurred claims.

Because we were providing services to these Aetna members on an ASO basis for several months prior to the conversion of these contracts to a capitation risk arrangement, we were able to accurately price our risk services when we did convert the contracts to an at risk basis.

The following comparisons of operating comparisons refer to the financial data listed in the tables above.

Nine months ended December 31, 2005 compared to nine months ended December 31, 2004

Capitation Revenue

The decrease in capitation revenue of $8.3 million during the nine months ended December 31, 2005, when compared to the same period in the prior year, is the net result of the conversion of the Health Net Connecticut contract from capitation risk to an ASO basis on May 1, 2005 and the conversion of an Aetna contract from an ASO basis to capitated risk, both as discussed above.

ASO Revenue

The increase in ASO revenue of $3.4 million during the nine months ended December 31, 2005, when compared to the same period in the prior year, was also the net result of the contract conversions discussed above. Included in “Other” in the financial table above are various contracts that are growing gradually. Additionally, we have entered into a new contract for our CCM product that began in July 2005, as discussed under “New Contracts” below.

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Fee-for-Service Revenue

The decrease in fee-for-service revenue of $3.1 million during the nine months ended December 31, 2005, when compared to the same period in the prior year, is primarily related to the decrease in demand related to the Health Net contract, as discussed above.

Total Revenues

Our total revenues for the nine months ended December 31, 2005 aggregated $39.0 million, a decrease of $8.0 million, or 17.1%, from the same period of the prior year. This decrease was primarily the net result of the contract conversions discussed above.

Direct Service Costs

The decrease in our direct service costs of $7.1 million during the nine months ended December 31, 2005 when compared to the same period in the prior year is a net result of several factors, including:

•

The Health Net capitated MLR increased from 80.7% for the nine months ended December 31, 2004 to 93.4% for the nine months ended December 31, 2005 due to the increased utilization and the rate decrease effective January 1, 2005, both as discussed above. Conversely, the conversion for the Health Net Connecticut contract from capitated risk to ASO basis on May 1, 2005 resulted in significant decreases to capitated incurred claims related to Health Net. Adding to the decrease in Health Net incurred claims was the reduction in service levels for the Health Net fee-for-service business.

•	The conversions of the Aetna contracts discussed above resulted in an increase in Aetna incurred claims.
•

The net result of the Health Net and Aetna contract conversions resulted in a $8.6 million decrease in incurred claims for the nine months ended December 31, 2005 as compared to the prior year. The net decrease in revenues for these contract conversions was a decrease of $8.7 million for these same periods. Therefore, the amount of revenues remaining to pay expenses after the incurred expenses was essentially the same for these periods.

•

Direct clinical expenses, which are the costs directly involved with providing clinical services to the members of our customers, increased $1.7 million during the nine months ended December 31, 2005 when compared to the same period in the prior year. The majority of this increase is a result of the costs incurred in connection with the implementation of our new CCM product. Also included in the increase in direct clinical expenses are approximately $400 thousand of expenses related to a new contract for CCM services that began in July 2005.

Gross Profit

The net result of the contract conversions, increased utilization, implementation of the CCM product and the start-up expenses associated with the new contract was a $1.0 million reduction in gross profit, as shown in the financial table above, for the nine months ended December 31, 2005 when compared to the same period in the prior year.

Selling, general and administrative expenses

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Selling, general and administrative expenses (“SG&A”) decreased by $1.5 million for the nine months ended December 31, 2005 when compared to the same period in the prior year. The total amount of SG&A for the nine months ended December 31, 2004 included a $1.1 million charge for a settlement and related legal fees related to a lawsuit with the State of Florida over the financial reconciliation of a contract. A compromise and settlement was subsequently reached by the parties on the matter. We expensed the entire amount of the settlement plus the estimated remaining legal costs during the year ended March 31, 2005, and no expenses were incurred on this matter during the nine months ended December 31, 2005. Additionally, the SG&A expenses for the nine months ended December 31, 2004 included $377 thousand of severance expenses.

Depreciation and amortization expense

The Company recognized $939 thousand and $1.0 million of depreciation and amortization for the nine months ended December 31, 2004 and 2005, respectively.

Interest Income (Expense), net

Interest income increased $142 thousand for the nine months ended December 31, 2005 when compared to the same period in the prior year due to the increase in restricted cash balances from $9.2 million at December 31, 2004 to $10.5 million at March 31, 2005 before decreasing again to $5.9 million at December 31, 2005. Interest expense increased by $975 thousand between these periods due to the increase in the line of credit balance from $1.5 million at December 31, 2004 to $8.0 million at December 31, 2005 and the expensing of warrants issued to the Company’s primary investors. The Line of Credit is guaranteed by the primary investors. In exchange for the guarantees, the Company issued warrants to purchase Series AA convertible preferred stock. The excess of the fair market value over the exercise price is being amortized in accordance with the Line of Credit balance over the remaining term of the Line of Credit. See “Liquidity and Capital Resources” below for a further description of the restricted cash and the line of credit.

Net loss

The conversions of the Health Net and Aetna contracts, the increased utilization of the Health Net capitated risk, the expenses associated with the implementation of our CCM program, the start-up costs for the new contract that began in July 2005 and the debt guarantee expense resulted in an increase in the net loss of $0.5 million for the nine months ended December 31, 2005, when compared to the same period in the prior year.

Liquidity and Capital Resources

At December 31, 2005, we had a working capital deficit of $3.4 million as compared to working capital deficits at March 31, 2005 and March 31, 2004 of $3.2 million and $1.2 million, respectively. At December 31, 2005, we had a deficit in stockholders’ equity of $6.3 million. Due to historical losses, we have depended on capital infusions from our major investors and borrowings from a financial institution to fund our operations and to fund restricted deposits. If these additional funds were not available, we would likely have been required to reduce our operations or take other measures to curtail losses. As noted below, we merged with Patient Infosystems (“PATY”) on January 25, 2006. At the time the merger was completed, PATY had significant working capital resulting from equity financings completed in late 2005. Accordingly, we do not believe we will need any further borrowings or raising of additional capital through December 31, 2006.

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In connection with taking capitated risk, our customers require us to provide letters of credit for their protection in case we do not have sufficient resources to pay the related claim liabilities. These letters of credit are generally collateralized by certificates of deposit and are shown in the financial table above as “Restricted cash available for current liabilities.” During the year ended March 31, 2005, we issued letters of credit to Aetna related to the conversions of the Aetna contracts discussed above to capitated risk and thereby increased restricted cash by $2.9 million. We also increased the restricted cash related to the Health Net contract by $1.6 million. While the Health Net contract in Connecticut converted from capitated risk to administrative services only on May 1, 2005, we must continue to pay claims for many months after that date for claims incurred prior to that date. We have an arrangement with Health Net to release restricted cash as claims are paid. Accordingly, the Health Net restricted cash was reduced by $4.1 million during the nine months ended December 31, 2005. As of December 31, 2005, we had $2.5 million remaining in restricted cash related to the Health Net contract, which will be used to pay the remaining claim reserves related to Health Net capitated risk claims. We believe this amount is sufficient to pay these remaining claim obligations although there can be no guarantee that the claims will not exceed our restricted cash balances.

We have an $8.0 million revolving line of credit with Comerica Bank for working capital purposes. The line of credit bears interest at the lender’s prime rate plus 1%, which was 8.25%, 6.75% and 5.00% at December 31, 2005, March 31, 2005 and March 31, 2004, respectively, and is scheduled to expire on June 30, 2007. The line of credit is collateralized by all of our assets, including our investment in all of our subsidiaries. In addition, the lender required that we obtain unconditional guaranties (the “Guaranties”) from our primary investors. Under the terms of the Guaranties, each participating primary investor unconditionally and irrevocably guarantees prompt and complete payment of its pro rata share of the amount we owe under the line of credit. Additionally, in connection with the completion of the merger with PATY, PATY and one of its subsidiaries unconditionally guaranteed our payments under the line of credit. As of March 31, 2005 and March 31, 2004, $6.2 million and $1.5 million, respectively, was outstanding under the line of credit. During June 2005, we borrowed an additional $1.2 million under the line of credit, bringing the total amount outstanding to $7.35 million, and in December 2005, we borrowed the remaining $650 thousand available under the line of credit, such that the maximum amount of $8.0 million is currently outstanding. In exchange for delivering the Guaranties to Comerica to satisfy the obligations of CCS Consolidated, in November 2004, our primary stockholders were issued warrants to purchase shares of capital stock of CCS Consolidated, which vested over time based on the outstanding balances on the line of credit. Additionally, 400,000 warrants to purchase Series AA Preferred Stock were issued in January 2006 in conjunction with the extension of the Line of Credit to June 30, 2007, with the same vesting term as the 2,000,000 Guaranty Warrants previously issued. As part of the Merger, the unvested portion of these warrants was terminated and replaced by Patient Infosystems with warrants to purchase shares of Patient Infosystems’ common stock (the “Replacement Warrants”). Each of the Replacement Warrants has an exercise price of $0.003172 per share of Patient Infosystems’ common stock. These Replacement Warrants vest through June 30, 2007 based on the outstanding balances on the line of credit. If the Replacement Warrants fully vest and are exercised in full for a cash payment of the aggregate exercise price, the holders of the Replacement Warrants will receive an aggregate of 3,152,141 shares of Patient Infosystems’ common stock. These 3,152,141 shares of Patient Infosystems’ common stock were issued into escrow at the closing of the Merger. To the extent that the Replacement Warrants do not vest, or are not exercised in full, the shares of Patient Infosystems’ common stock underlying the Replacement Warrants will be released from escrow to all former stockholders of CCS Consolidated at the effective time of the Merger in accordance with the Merger Agreement.

Cash received from customers shown in the financial table above is generally less than revenues recorded, primarily due to the Aetna capitated risk contracts. In connection with these contracts, we record 100% of the capitated revenues and 100% of the capitated incurred claims. However, we do not pay all the claims. Aetna also pays a portion of the claims, and consequently retains cash to pay these

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claims. There are reconciliations to be performed for the claims Aetna paid for periods in time that is to be compared to the cash it retained. If Aetna pays less than the cash it retained, it will owe this amount to us. If Aetna pays more than the cash it retained, we will owe Aetna this excess.

The net cash used in operating activities for the nine months ended December 31, 2005 was $4.4 million. This was due primarily to the payment of Health Net related capitated risk claims. As noted above, there was a reduction in restricted cash, included in cash provide by investing activities, to pay for most of this use of cash and cash equivalents.

New Contracts

As discussed in “Overview” above, we have changed our focus from our traditional post-acute, capitated risk strategy to our new CCM product. We implemented our first CCM program on January 1, 2005. In July 2005, we implemented our second CCM customer. While there was only $416 thousand of revenue recognized in the nine months ended December 31, 2005 for this new customer, we have experienced increased activity with this customer since December 31, 2005, which we expect to lead to increased revenue from this customer in future periods.

We have already begun to experience benefits from the combined strengths and the expanded product offering of the resulting combination of our company with PATY. We have already signed a new contract that will commence shortly. In addition, we have certain proposals that appear to be well-received by our potential customers, although there can be no guarantee that they will ultimately result in new customers or profitable opportunities.

Subsequent Events

Pursuant to an Agreement and Plan of Merger dated September 19, 2005, as amended on November 22, 2005 and December 23, 2005, by and among PATY, PATY Acquisition Corp., a wholly-owned subsidiary of PATY, and the Company, PATY Acquisition Corp. merged with and into the Company, and we became a wholly-owned subsidiary of PATY. The Merger closed and became effective on January 25, 2006.

Also during January 2006, we received notice from a customer that the customer would be terminating its agreement with us for skilled nursing facilities and home health utilization services effective as June 1, 2006. We believe that the impact of this termination will be a decrease in revenue of approximately $31 thousand per month and an increase of approximately $4,500 in gross profit per month.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits:

99.1	Unaudited interim consolidated financial statements of CCS Consolidated, Inc.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PATIENT INFOSYSTEMS, INC.

Dated: May 11, 2006	By: /s/ Glen A. Spence
Glen A. Spence
Executive Vice President and Chief Financial Officer

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EXHIBITS

99.1	Unaudited interim consolidated financial statements of CCS Consolidated, Inc.